Exhibit 4.6

EXECUTION VERSION

24 JULY 2012

SHARE PURCHASE AGREEMENT

BETWEEN

THE PERSONS LISTED IN SCHEDULE 1 AS SELLERS
(AS SELLERS)

AND

COMMTOUCH SOFTWARE LTD.
(AS BUYER)

RELATING TO SHARES IN

AN INCORPORATED ICELANDIC PRIVATE LIMITED COMPANY

EXECUTION VERSION

EXECUTION VERSION

1.	Power to Sell the Company	28

2.	Shares in the company and the assets and liabilities	28

3.	Information	28

4.	Compliance with laws	29

5.	Licenses and consents	29

6.	Insurance	29

7.	Power of attorney	29

8.	Disputes and investigations	30

9.	The Company’s and FRISK’s Products	30

10.	Materially Adverse Changes	30

11.	Contracts	30

12.	Transactions with the sellers	31

13.	Finance and guarantees	32

14.	Insolvency	32

15.	Assets	32

16.	Intellectual property	33

17.	Information technology	33

18.	Data protection	34

19.	Employment	34

20.	commtouch shares	35

21.	Accounts	35

22.	Financial and other records	36

23.	Changes since 31 december 2011 until immediately prior to the division	37

24.	Effect of sale of shares	37

25.	Taxes	38

SCHEDULE 6 Particulars of the Earnout		39

SCHEDULE 7 – Post-Completion Adjustments		41

EXECUTION VERSION

THIS AGREEMENT (hereinafter referred to as the “Agreement”) is dated 24 July 2012

Between

(1)	THE PERSONS LISTED IN SCHEDULE 1 (hereinafter referred to as the “Sellers”); and

(2)	COMMTOUCH SOFTWARE LTD., a company incorporated and registered in the State of Israel having its registered address at 4A Hatzoran St. Netanya Israel 42504 (hereinafter referred to as the “Buyer”).

Together the Sellers and the Buyer are hereinafter referred to as the “Parties” and each of them being a “Party”.

Background

(A)

The Sellers, who are also the shareholders of the total share capital of FRISK (as defined below), shall cause FRISK to be divided pursuant to Article 107 (a) of the Act on Private Limited Companies No. 138/1994. The Division shall have entered into force prior to 11 September 2012 and certain assets and liabilities shall have been transferred to the Company, as the receiving company as a result of the Division, such assets and liabilities being detailed in Schedule 2.

(B)	The Company shall have an issued share capital of ISK 52,000,000 divided into equal number of 1 ISK in nominal value.

(C)	The Sellers have agreed to sell and the Buyer has agreed to buy the Shares (as defined below) subject to the terms and conditions of this Agreement.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1 apply in this Agreement.

Assets: means the assets detailed in Schedule 2.

Business: means the business of FRISK, comprising the intellectual property, software, development, marketing, sales and support of anti-virus security products and associated services carried on by FRISK as at the date of this Agreement. The term Business shall not include the business of (i) intellectual property, software, development, marketing, sales and support of the Puki spell checker software and associated services, (ii) the genealogy database “‘Íslendingabók”, and (iii) real estate business.

Business Day: means a day (other than a Saturday, Sunday or public holiday) when banks in Iceland, Israel and the USA, are open for business.

Buyer’s Group: means the Buyer and each of its subsidiaries, direct and indirect holding companies (including Commtouch Inc.) and any subsidiary of such holding companies.

Buyer’s Lawyers: means LOGOS legal services, registration number 460100-2320, with its registered address at Efstaleiti 5, 103 Reykjavik, Iceland.

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Claim: means a claim brought pursuant to the terms of this Agreement including any claims arising under the Warranties.

Commtouch Shares: means 750,000 restricted ordinary shares in the capital of the Buyer with a par value of Israeli New Shekel (NIS) 0.15 per share vesting in equal annual installments over a 4 year vesting cycle, commencing on the first anniversary of Completion.

Commtouch Inc.: means Commtouch Inc., a company incorporated and registered in California, USA having its registered address at 292 Gibraltar Drive, Suite 107, Sunnyvale, CA 94089, USA.

Company: means a private limited liability company to be incorporated as a result of the Division, to be named as FRISK Iceland ehf. and have its registered address at Þverholt 18, 105 Reykjavík, Iceland.

Completion: means the completion of the sale and purchase of the Shares in accordance with this Agreement.

Completion Date: has the meaning given in clause 5.2.

Completion Payment: means USD 1,200,000, or as set forth in the Side Letter.

Conditions: the conditions set out in Schedule 3.

Contracts: the contracts detailed in Schedule 2.

Control: means in relation to a body corporate, the power of a person or a consortium of persons to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person or a consortium of persons:

(a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

and a Change of Control occurs if a person or a consortium of persons who control anybody corporate cease to do so or if another person or a consortium of persons acquires control of it.

Disclosed: means fairly, fully, clearly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in the Disclosure Letter.

Disclosure Letter: means the letter from the Sellers to the Buyer with the same date as this Agreement.

Division: means the division of FRISK pursuant to Article 107 (a) of the Act on Private Limited Companies No. 138/1994 which shall have entered into force prior to 11 September 2012, whereby the Company is the receiving company of the Assets and the Liabilities.

Due Diligence Documents: the documents that were provided by the Sellers to the Buyer pursuant to a list provided by the Sellers to the Buyer on the date hereof, copies of which have been made on the two identical cd-roms initialed by the

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Parties at the date hereof of which one remains in the possession of the Sellers and the other remains in the possession of the Buyer.

Earn-out: means the earn-out mechanism, the terms of which are as set out in clause 4.5 and Schedule 6 hereto.

Earn-out Payments: has the meaning set out in paragraph 3.1 of Schedule 6.

Employees: the persons wholly employed by FRISK in the Business at the Completion Date (which, at the date of this Agreement, consists of those persons whose details are set out in the Employee List.

Employee List: means the list of employees from the Sellers to the Buyer with the same date as this Agreement and contained in the Disclosure Letter.

Encumbrance: means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement to create any of the above.

Escrow Agent: means Union Bank.

Escrow Agreement: means the escrow agreement, dated on or about the date hereof, between FRISK, Commtouch Inc., the Sellers, the Buyer and the Escrow Agent.

Escrow Account: means the bank account with the Escrow Agent with the details as set forth in the Escrow Agreement.

Escrow Amount: means the sum of USD 1,000,000, held by the Escrow Agent pursuant to the Escrow Agreement.

Escrow Expiry Date: means the date falling on the first anniversary of the IP Asset Transfer Agreement.

FRISK: means Friðrik Skúlason ehf. (also known as FRISK Software International), a private limited liability company organized and existing under the laws of Iceland, registered with the Icelandic Enterprise Register under the number 510693-2489, having its registered address at Þverholt 18, 105 Reykjavík, Iceland.

IP Assets: means all the intellectual property assets that are owned by FRISK or used or held for use by FRISK in the Business as currently conducted, including but not limited to the Rights which are transferred subject to the provisions of the IP Asset Transfer Agreement.

IP Asset Transfer Agreement: means the IP asset transfer agreement in the agreed form, to be entered into immediately prior to Completion between FRISK and Commtouch Inc., in respect to the sale and purchase of the IP Assets.

Lease Agreement: means the lease agreement in the agreed form, to be entered into on, or immediately prior to Completion, between the Company (as the lessee) and FRISK (as the lessor), in respect to the real estate at Þverholt 18, 105 Reykjavík, Iceland.

Liabilities: means the liabilities detailed in Schedule 2.

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Purchase Price: means the purchase price for the Shares to be paid by the Buyer to the Sellers in accordance with clause 4.

Sellers Account: means the bank account with the Sellers’ Lawyers, with the following details:

IBAN: IS81 0303 3810 6309 2704 6352 59
SWIFT: ESJAISRE
Bank: Arion bank hf.
Address: Laugavegur 120, 105 Reykjavík, Iceland
Name of account: Björg M. Ólafsdóttir, ID no. 270463-5259

Sellers’ Lawyers: means Jonsson & Hall Law Firm, registration number 671291-3289, with its registered address at Sudurlandsbraut 4, 108 Reykjavik, Iceland.

Shares: means 52,000,000 shares of a nominal value of 1 ISK each in the Company, representing 100% of the Company’s issued share capital immediately following the Division, all of which shall have been fully paid for.

Share Subscription Letter: a letter from the Sellers to the Buyer, in the agreed form, to be entered into immediately prior to Completion, setting out the terms and conditions for the issue of the Commtouch Shares.

Side Letter: means the side letter entered into by the Buyer and the Sellers on the date hereof.

Substantiated Claim: means a Claim which has been validly made in accordance with this Agreement and in respect of which liability is (1) agreed in writing between the Sellers and the Buyer; or (2) adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the Parties are debarred by passage of time or otherwise from making an appeal.

Tax or Taxation: means all forms of tax or taxation including, in particular, any charge, tax, duty, levy, impost, withholding or liability wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person in any jurisdiction and any penalty, fine, surcharge, interest, charges or costs payable in connection with any such tax or taxation.

Third Party Consent: a consent, licence, approval, authorisation or waiver required from a third party for the conveyance, transfer, assignment or novation in favour of the Buyer of any of the Contracts on terms acceptable to the Buyer.

Transaction: means the transaction contemplated by this Agreement and the IP Asset Transfer Agreement or any part of that transaction.

Warranties: means the warranties in Schedule 5 hereto.

Working Capital: means trade debtors, cash, stock, and other debtors, prepayments and accrued income less its trade and other creditors and its unpaid and accrued liabilities and expenses (including but not limited to unpaid taxation).

1.2	Clause and schedule headings do not affect the interpretation of this Agreement.

1.3	A person includes a corporate or unincorporated body.

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1.4	Words in the singular include the plural and in the plural include the singular.

1.5

A reference to a law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.6

Warranties given “so far as the Sellers are aware” or any similar provision, are deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made all reasonable and careful enquiries and shall be deemed to include that which can reasonably be expected that they would be aware of, in their current or former capacity as employees, shareholders and/or directors of the Company and/or FRISK.

1.7	In the event any action or event described herein is set to occur on a day that is not a Business Day, such action or event shall instead occur on the immediately following Business Day.

1.8	Documents in agreed form are documents in the form agreed by the Parties to this Agreement and initialed by them for identification.

1.9	Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this Agreement are joint and several.

2.	Conditions

2.1	Completion of this Agreement is subject to the Conditions in Schedule 3 being satisfied or waived by the date and time provided in clause 2.4.

2.2

If any of the Conditions are not satisfied or waived by the date and time referred to in clause 2.4, this Agreement shall cease to have effect immediately after that date and time except for any rights or liabilities that have accrued under this Agreement.

2.3	The following provisions shall continue to have effect, notwithstanding failure to waive or satisfy the Conditions:

(a) clause 1;

(b) clause 2.2 and this clause 2.3;

(c) clause 11;

(d) clause 12;

(e) clause 14;

(f) clause 15; and

(g) clause 20.

2.4

The Sellers and the Buyer shall use all reasonable endeavours (so far as lies within their respective powers) to procure that the Conditions are satisfied as soon as practicable and in any event no later than 14 September 2012 or at such later time and date as may be agreed in writing by the Sellers and the Buyer.

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2.5

The Buyer and the Sellers shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including, but not limited to, the provision by all parties of all information reasonably necessary to make any notification or filing that the Buyer deems to be necessary or as requested by any relevant authority, keeping all parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required.

2.6	The Buyer may, to such extent as it thinks fit and is legally entitled to do so, waive the conditions set out in the Conditions by written notice to the Sellers.

3.	Sale and Purchase

3.1	On the terms of this Agreement the Sellers shall sell, and the Buyer shall buy (with effect from Completion), the Shares.

3.2	Each Seller:

(a) has, or shall on Completion have, full authority to sell its part of the Shares under the terms set out in this Agreement;

(b) shall at its own cost give the Buyer the full legal and beneficial title to the Shares; and

(c) sells the Shares free from all Encumbrances.

3.3	The Sellers confirm to the Buyer that the Company has no outstanding debt of any kind.

3.4

The Sellers hereby irrevocably and unconditionally waive all rights of pre-emption or other restriction on transfer of the Shares conferred on them by either the articles of association of the Company or in any other way.

3.5

The Shares are sold with full title guarantee and all rights that attach, or may in the future attach, to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement).

3.6

The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares and the IP Assets is completed simultaneously, or the purchase of the IP Assets is completed immediately before Completion.

4.	Purchase Price

4.1	The Purchase Price shall consist of (1) the Completion Payment; (2) the Commtouch Shares; (3) the Earn-out Payments, and (4) less the amount paid in respect of any Substantiated Claims.

4.2	The Completion Payment shall be paid by the Buyer in USD in cash to the Sellers on Completion into the Sellers Account, or as set forth in the Side Letter.

4.3	The Commtouch Shares shall be delivered to the Sellers by transferring the Commtouch Shares in accordance with the provisions of the Share Subscription Letter.

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4.4	Subject to and in accordance with the provisions set forth in Schedule 6, the Buyer shall pay to the Sellers the Earn-out Payments.

4.5	The Purchase Price shall be adjusted as set out in Schedule 7.

5.	Completion and Termination

5.1	Completion shall take place on the Completion Date:

	(a)	at the offices of the Buyer’s Lawyers at Efstaleiti 5, 103 Reykjavík, Iceland; or

	(b)	at any other place or time as agreed in writing by the Sellers and the Buyer.

5.2	Completion Date means 14 September 2011, but subject to clause 5.9 and clause 2.4, if the Conditions have not been satisfied or waived in accordance with clause 2 on or before that date, means:

	(a)	the fifth Business Day after the Conditions are satisfied or waived;

	(b)	any other date agreed in writing by the Sellers and the Buyer; or

	(c)	the date to which Completion is deferred in accordance with clause 5.6.

5.3

The Sellers undertake to the Buyer that the Business shall be conducted in the manner provided in Part 1 of Schedule 4 from the date of this Agreement until Completion and give the Buyer the undertakings set out in that Schedule.

5.4	At, or immediately prior to, Completion the Sellers shall:

	(a)	deliver or cause to be delivered the documents and evidence set out in Part 2 of Schedule 4; and

	(b)	deliver any other documents referred to in this Agreement as being required to be delivered by them; and

	(c)	cause completion under the IP Asset Transfer Agreement.

5.5	At Completion the Buyer shall pay the Completion Payment to the Sellers (or as set forth in the Side Letter) and procure the delivery of the countersigned Share Subscription Letter to the Sellers.

5.6	If the Sellers do not comply with clause 5.4 in any material respect, the Buyer may, without prejudice to any other rights it has:

	(a)	proceed to Completion; or

	(b)	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

	(c)	rescind this Agreement.

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5.7

If Completion does not take place because of the Sellers non-fulfilment or failure to perform any of its obligations under clause 5.4, which is within their control, or to fulfil any of the Conditions (including in respect of the Division), to the extent that it is within their control, the Sellers shall pay the Buyer the sum of USD 200,000 by way of compensation for all costs and expenses incurred by the Buyer’s Group in the negotiation, preparation and performance of this Agreement and the Asset Sale Agreement, including but not limited to the cost of legal and financial advisers. For the avoidance of doubt, this clause does not limit the amount that the Buyer may claim under this Agreement in the event of the above occurring.

The same compensation duty, of the same amount, applicability and limitations, applies to the Buyer, should Completion not take place because of the Buyer’s non-fulfilment or failure to perform any of its obligations under clause 5.5, which is within its control, or to fulfil any of the Conditions, to the extent that it is within its control.

5.8

As soon as possible after Completion the Sellers shall send to the Buyer all records, correspondence, documents, files, memoranda and other papers relating to the Company and the Business not required to be delivered at Completion to the extent such records, correspondence, documents, files, memoranda and other papers relating to the Company and the Business are in the possession of and/or known by the Sellers to exist.

5.9	This Agreement may be terminated, and the Transaction abandoned, at any time prior to Completion:

(a) by the mutual written consent of the Sellers and the Buyer;

(b) by the Buyer if Completion has not occurred by 14 September 2012; or

(c)

by the Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of any of the Sellers set forth in this Agreement, or if any representation or warranty of the Sellers shall have become untrue.

5.10

The right to terminate this Agreement pursuant to clause 5.9 above shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of Completion to occur on or before such date.

6.	Warranties

6.1	The Buyer enters into this Agreement on the basis of, and in reliance on, the Warranties given by the Sellers and set out in Schedule 5.

6.2	The Sellers warrant and represent to the Buyer that, except as Disclosed, each Warranty is true, correct and not misleading on the date of this Agreement and on the Completion Date.

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6.3

Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, the Sellers agree and shall procure that the Buyer is entitled to deduct the amount of any Substantiated Claim from (i) the Escrow Amount (provided such claim arises no later than on the Escrow Expiry Date), (ii) the Earn-out Payments and/or (iii) any unvested Commtouch Shares.

6.4

The Buyer may postpone payments of the Earn-Out Payments and unvested Commtouch Shares, provided that it notifies the Sellers in writing that it has a Claim (containing a summary of the subject matter and amount of such claim and of the circumstances relating to such claim). Such payments shall be made to the Sellers if legal proceedings have not been issued and validly served in respect of the Claim concerned within 6 months of receipt by the Sellers of written notice of such claim. To the extent that such a claim does not become a Substantiated Claim, the Buyer shall make a payment to the Sellers of the payment that was postponed.

6.5

The basis of damages for any Claim shall be the amount necessary to put the Company and the Buyer in the position it would have been if the covenant or Warranty had not been breached and had been true, correct and not misleading.

6.6

The Sellers undertake to pay to the Buyer any amounts in respect to Substantiated Claims, although never succeeding the Purchase Price (less any amounts that the Buyer receives from the Escrow Amount).

6.7	The Buyer is not entitled to recover damages or otherwise obtain restitution more than once in respect of the same loss.

6.8

If at any time within the period of 1 year beginning with the Completion Date, any Seller becomes aware that a Warranty has been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, it must immediately:

(a) notify the Buyer in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b) if requested by the Buyer, use its reasonable endeavours to prevent or remedy the notified occurrence.

6.9	Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or anything in this Agreement.

6.10

No information of which the Buyer and/or its agents and/or advisers has knowledge (actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or made on its behalf), shall prejudice or prevent any Claim or reduce any amount recoverable thereunder.

7.	Limitations on claims

7.1	This clause limits the liability of the Sellers in relation to any Claim pursuant to clause 6 and Schedule 5 (a “Warranty Claim”).

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7.2

The liability of the Sellers for all Warranty Claims that become Substantiated Claims when taken together shall be limited to the Purchase Price plus an amount in respect of reasonable legal costs incurred by the Buyer in Iceland in bringing any such Substantiated Claims, such legal costs not to exceed ISK 2,500,000.

7.3

The Sellers are not liable for a Warranty Claim unless the Buyer has given the Sellers notice in writing of the Warranty Claim, summarising the nature of the Warranty Claim as far as it is known to the Buyer and the amount claimed, within the period of 2 years beginning with the Completion Date, provided however that such notice period will instead be a 6 year notice period with respect to any Warranty Claim relating to the tax warranties in paragraph 25 of Schedule 5.

7.4	The Sellers are not liable for any Warranty Claim to the extent that the Warranty Claim relates to matters Disclosed.

7.5	Nothing in this clause 7 applies to a claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Sellers, their agents or advisers.

7.6	Nothing in this clause 7 applies to a claim that relates to the Warranties in paragraphs 1 and 2 of Schedule 5.

8.	Indemnities of the Sellers

8.1

The Sellers undertake to indemnify, and to keep indemnified, the Buyer and the Company against all losses or liabilities which may be actually suffered or incurred by any of them and which arise directly or indirectly in connection with:

(a)

the Sellers’ breach of a Warranty (including, without limitation, any Warranty proving to be untrue, misleading or false) or their non-fulfillment of or failure to perform any covenant or agreement required of them pursuant to this Agreement;

(b)

the Division, including if a claim is brought against the Company pursuant to Article 107 (a) (3) of the Act on Private Limited Companies No. 138/1994 or if any Asset, Liability or Contract has not been effectively transferred to the Company by Completion;

(c)

FRISK’s breach of any Warranty (including, without limitation, any Warranty proving to be untrue, misleading or false) or its non-fulfillment of or failure to perform any covenant or agreement required of it pursuant to the IP Asset Transfer Agreement;

(d) the employment of the Employees or the termination of their employment by the Company or FRISK prior to the Completion Date or as a result of the Division;

(e) any failure by the Company or FRISK before the Completion Date to comply with its legal obligations in respect of any of the Employees;

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	(f)	the transfer to the Company or Commtouch Inc. of the employment of any employee of FRISK other than the Employees;

(g)

any claims under any guarantees or warranties given by the Sellers to any customer in relation to goods sold or services rendered by the Sellers before the Completion Date, the liability for which shall remain absolutely with the Sellers; or

(h)

any claims relating to and payable in respect of the Business which are attributable to the period up to and including the Completion Date, including any act or omission on the part of the Sellers in relation to the Contracts or any defects in, or alleged defects in, goods supplied or services provided prior to the Completion Date.

8.2

The Parties acknowledge that the Act on the legal status of employees due to a change of control of companies’ No. 72/2002 is applicable to the Transaction. Sellers undertake to indemnify, and to keep indemnified, the Buyer and the Company against all losses or liabilities which may be actually suffered or incurred by any of them and which arise directly or indirectly in connection with any claims of previous and current employees of FRISK relating to a period prior than the Completion Date. Notwithstanding the above, the Sellers are not liable for accrued but unpaid holidays of employees. The Sellers represent and warrant that the amount of accrued but unpaid holidays of employees is correctly stipulated in a document which they delivered to the Buyer.

8.3

The Sellers are jointly and severally liable for the obligations of FRISK under the IP Asset Transfer Agreement. Commtouch Inc. may rely on the indemnity provided by the Sellers under this paragraph. For the avoidance of doubt, should the Buyer or Commtouch Inc. have a claim against the Sellers, such a claim shall be brought before Icelandic courts, or such other courts whereby the Sellers are domiciled at each time.

8.4	Any payment made in respect of a claim under this clause 8 shall include:

(a)

an amount in respect of all costs and expenses incurred by the Buyer or the Company or any of the Buyer’s Group in relation to the bringing of the claim (including a reasonable amount in respect of management time); and

	(b)	any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

9.	contracts

Between the date of this Agreement and the Completion Date, the Sellers shall procure from the counterparties to the Contracts their consent to the assignment of the Contracts and/or waiver of any change of control or other termination rights

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which arise or are likely to arise as a result of the Division or the Transaction (“the Contract Consents”).

10.	Restrictions on the Sellers

10.1	Each of the Sellers severally covenants with the Buyer that he shall not:

(a)

at any time during the period of 2 years beginning with the Completion Date, in any geographic areas in which the Business was carried on at the Completion Date, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

(b)

at any time during the period of 2 years beginning with the Completion Date, deal with any person who is, at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of either FRISK in respect of the Business or the Company; or

(c)

at any time during the period of 2 years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is, at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of either FRISK in respect of the Business or the Company; or

(d) at any time during the period of 2 years beginning with the Completion Date:

(i) offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position in the Business; or

(ii) procure or facilitate the making of any such offer or attempt by any other person; or

(e) at any time after Completion, use in the course of any business:

(ii) any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used in respect of the Business; or

(iii) anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

(f)

at any time during a period of 2 years beginning with the Completion Date, solicit or entice away from the Business any supplier who had supplied goods or services to the Company or FRISK in respect of the Business at any time during the period of 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause

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such supplier to cease supplying, or materially reduce its supply of, those goods or services to the Company or any member of the Buyer’s Group.

10.2	Nothing in this clause 10 prevents the Sellers or any of them from holding for investment purposes only:

	(a)	any units of UCITS or investment funds within the meaning of the Act on UCITS, investment funds and professional investment funds No. 128/2011; or

(b)

not more than 5% of any class of shares or securities of any company traded on any stock exchange in any geographic areas in which any business of the Company or any of the Subsidiaries was carried on at the Completion Date; or

	(c)	any of the Sellers´ existing investments in Iceland at the date hereof.

10.3

Each of the covenants in this clause 10 is a separate undertaking by each Seller in relation to himself and herself and his or her interests shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 10. Each of the covenants in this clause 10 is considered fair and reasonable by the parties. If any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

10.4

In the event of any breach of any of the covenants in this clause 10 the Sellers shall on demand pay to the Buyer the sum of USD 200,000. For the avoidance of doubt, this clause does not limit the amount that the Buyer may claim under this Agreement in the event of a breach of any of the covenants in this clause 10.

11.	Confidentiality and announcements

11.1

Each of the Parties agree that the content of this Agreement as well as any and all information being delivered or disclosed (whether orally or in writing) to the other party in connection herewith shall be deemed to be confidential.

11.2

The Parties have on the date of this Agreement agreed a text of a joint press release to announce the Transaction which shall be announced on said date or, if not reasonably possible, the next business day thereafter.

11.3

This clause 11 shall survive the termination of this Agreement and is subject to any requirements of the Buyer under applicable law and/or the rules of the Nasdaq Stock Market and the US Securities Exchange Commission.

12.	Whole agreement

12.1

This Agreement, and any documents referred to in it, constitute the whole agreement between the Parties and supersede any arrangements, understandings or previous agreements between them relating to the subject matter they cover.

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13.	Variation and waiver

13.1	Any variation of this Agreement shall be in writing and signed by or on behalf of all Parties.

13.2

Any waiver of any right under this Agreement is only effective if it is in writing, and it applies only in the circumstances for which it is given and shall not prevent the Party who has given the waiver from subsequently relying on the provision it has waived.

13.3

No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof.

13.4	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

13.5	Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

14.	Costs

14.1

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the Party that incurred the costs.

15.	Notice

15.1	A notice given under this Agreement:

	(a)	shall be in writing in the English language;

(b)

shall be sent for the attention of the person, and to the address, or fax number, given in this clause 15 (or such other address, fax number or person as the party may notify to the others in accordance with the provisions of this clause 15); and

	(c)	shall be:

	(i)	delivered personally; or

	(ii)	sent by fax; or

	(iii)	sent by pre-paid first class post, recorded delivery or registered post; or

	(iv)	by email.

15.2	The addresses for service of notice are:

On behalf of the Sellers:

(i) name: Friðrik Skúlason.

(ii) address: Stigahlíð 65, 105 Reykjavík, Iceland

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(iii)	for the attention of: Friðrik Skúlason / Björg M. Ólafsdóttir

(iv)	with a copy to: the Sellers Lawyers

c/o Einar Þór Sverrisson, hrl.

einar@law.is

fax: +354 414 4101

The Buyer:
	(i)	name: Commtouch Software Ltd.

	(ii)	address: 4A Hatzoran St., Netanya 42504 Israel

	(iii)	fax: 972-9-8636863

	(iv)	for the attention of: General Counsel

	(v)	with a copy to: the Buyer’s Lawyers

c/o Benedikt Egill Árnason, hdl.

benedikt@logos.is

fax: +354 5400 301

15.3

To prove service it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted, or in the case of email, that no delivery failure notification was received.

16.	Further assurance

16.1

The Parties shall (at their expense) promptly execute and deliver all such documents, and do all such things, as the other Party may require from time to time for the purpose of giving full effect to the provisions of this Agreement.

17.	Counterparts

17.1	This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

18.	Severance

18.1

If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

18.2

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

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19.	Assignment

19.1

Except as provided otherwise, the Sellers shall not assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it without the prior written consent of the Buyer.

19.2	The Buyer may assign its rights and obligations under this Agreement (or any document referred to in the Agreement) to a member of the Buyer’s Group.

19.3	If there is an assignment pursuant to clause 19.1 or 19.2:

	(a)	the Sellers shall not discharge their obligations under this Agreement to the assignor until it receives notice of the assignment;

	(b)	the assignee may enforce this Agreement as if it were a party to it; and

	(c)	the liability of the Sellers to any assignee cannot be greater than its liability to the Buyer.

20.	Governing law and jurisdiction

20.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of Iceland.

20.2

The Parties irrevocably agree that the courts of Iceland have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

20.3	This Agreement is in English language, in the case of conflict with translations the English text shall prevail. This Agreement has been entered into on the date stated at the beginning of it.

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SCHEDULE 1 Particulars of the Sellers

	Name	Identification number	Shares held	Completion Payment	Bank account	Portion of Commtouch Shares

1.	Friðrik Skúlason		26,000,000	US$ 600,000*	Sellers Account	50%

2.	Björg Marta Ólafsdóttir		26,000,000	US$ 600,000*	Sellers Account	50%

	Total		52,000,000	US$ 1,200,000*		750,000

			(100%)	(100%)		(100%)

				*or as set forth in the Side Letter

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SCHEDULE 2 Assets and Liabilities

A. Assets

All assets of FRISK (including receivables)shall be the property of the Company, other than the following assets:

1.	The property at Þverholt 18. Registration number, 201-1215 (05 0101) and 201-1216 (06 0101).
2.	The domain “complex.is”.
3.	Genealogy:
	a.	Genealogy library (collection of books, manuscripts, microfiches and other information related to genealogy.
	b.	All software related to genealogy, in particular the program Espólín, and the Islendingabok project. This includes software rights, source code, object code, manuals, (in electronic or paper form).
	c.	All available data on existing customers of the genealogy program.
	d.	The domain “islendingabok.is.
4.	Icelandic spelling checker:
	a.	Any software directly related to the development of the spelling checker (Púki), the grammar checker or related projects.
	b.	Manuals, CDs and any marketing material directly associated with those projects.
	c.	Any software related to the “Vefpúki” project.
	d.	Assorted books (mostly dictionaries or books on Icelandic grammar) purchased for the development of those projects.
	e.	Collections of words and texts, collected for the benefit of those projects, in particular texts received from Morgunblaðið.
	f.	All available data on customers of the spelling checker.
	g.	The domain “puki.is”.
5.	Any other rights that relate to the property, the domain “complex.is”, genealogy, the Icelandic spelling checker and intellectual property.

For the avoidance of doubt, the IP Assets will be the property of Commtouch Inc. at the Completion Date.

B. Liabilities

Liabilities relating to the normal operation of FRISK, which will not remain at FRISK subsequent to the Division, are as follows but will be fully paid by FRISK until the Completion Date:

1.	Liabilities relating to employees

	a.	Salaries

	b.	Accident Insurance

	c.	Pension Fund Contributions

	d.	Withholding Tax Obligations

		i.	Income Tax

		ii.	Social Security Tax

	e.	Car Allowance

	f.	Union Fees

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2.	Liabilities relating to Production Cost

3.	Liabilities relating to Lease Payments for Þverholt 18, 105 Reykjavík

4.	Liabilities relating to Operation Cost

a.	Advertising

	i.	Internet

	ii.	Upload/Payperd/Sigma/CDN

	iii.	Printing

b.	Telephone and Internet Access

c.	ISNIC fees

d.	Domain fees

e.	Verisign fees

f.	Fees for VeriCe/Akamai/Hostway hosting

g.	Specialist services

h.	Software Fees

i.	Computer Maintenance

j.	Product Deliver

k.	Security system for the offices at Þverholt 18, 105 Reykjavík

l.	Debt collecting, INTRUM

m.	Legal and Accounting fees

n.	Cleaning for the offices at Þverholt 18, 105 Reykjavík

o.	Service-fees to credit card companies

C. Contracts

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SCHEDULE 3 Conditions

1.	That the Division has entered into force on or before 11 September 2012.

2.	That all the Contract Consents in respect of the Contracts have been obtained to the satisfaction of the Buyer.

3.	That the IP Asset Transfer Agreement has been entered into and duly executed by FRISK and Commtouch Inc., and completed.

4.	That the Central Bank of Iceland has granted an exemption as requested in the exemption request signed by LOGOS legal services and Jonsson & Hall Law Firm.

5.	That the Company has entered into employment agreements with the employees that are detailed in the Disclosure Letter, in the form and substance acceptable to the Buyer.

6.

That the Employees have executed a declaration in the agreed form confirming that any intellectual property created by them in the course of their employment by FRISK (prior to the Division) and by the Company (following the Division) shall be the property of the Company (the “Employee IP Letters”).

7.	That the Company has entered into the Lease Agreement.

8.

Each of the representations and warranties contained in this Agreement and in the IP Asset Transfer Agreement shall be true and correct as of the date hereof and as of the Completion Date as though made on and as of the Completion Date (except for those representations and warranties which address matters only as of a particular date, which need only be true and correct as of such date).

9.	No person:

(i)	having commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or interfering with the Transaction or the Division; or

(ii)	having taken or threatened to take any action as a result of, or in anticipation of, the Transaction or the Division, that would be materially inconsistent with any of the Warranties; or

(iii)

having enacted or proposed any legislation or regulation which would prohibit, materially restrict or materially delay the implementation of the Transaction, the Division or the operations of the Company or FRISK; or

(iv)	having made a claim against FRISK and/or the Company which has not been fairly, fully, clearly and accurately disclosed in the Due Diligence Documentation.

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10.

That there has been no material adverse change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of FRISK or the Business, taken as a whole, or any event or circumstance that may result in such a material adverse change.

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SCHEDULE 4 Completion

Part 1.          Conduct between execution and Completion

1.	The Sellers shall procure that the Business shall be conducted in the manner provided in this Part 1 of this Schedule 4 from the date of this Agreement to Completion.

2.	The Sellers shall procure that the Business shall be carried on in the normal course.

3.	The Sellers shall procure that neither the Company nor FRISK in respect of the Business shall:

(i)	dispose of any of the Assets or material assets used or required for the operation of the Business; or

(ii)	allot or agree to allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of the shares; or

(iii)	pass any resolution; or

(iv)	enter into, modify or agree to terminate any Contract (as defined in paragraph 11 of Schedule 5); or

(v)	modify, terminate or make any material amendments in respect to the Contracts other than in the ordinary course of business; or

(vi)	incur any capital expenditure in excess of USD 10,000; or

(vii)	borrow any sum in excess of USD 10,000; or

(viii)	enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms; or

(ix)	pay any dividend or make any other distribution of its assets; or

(x)	make, or agree to make, material alterations to the terms of employment (including benefits) of any of its directors or employees; or

(xi)	provide or agree to provide any non-contractual benefit to any director, employee or their dependants; or

(xii)	dismiss any of its employees or employ or engage (or offer to employ or engage) any person; or

(xiii)	create any Encumbrance over any of its assets or its undertaking; or

(xiv)	institute, settle or agree to settle any legal proceedings relating to its business, except debt collection in the normal course of business; or

(xv)	grant, modify, agree to terminate or permit the lapse of any intellectual property rights or enter into any agreement relating to any such rights; or

(xvi)	pay any management charge to the Sellers or FRISK or any of their connected parties; or

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		(xvii)	incur any liability to the Sellers or FRISK or any of their connected parties, other than trading liabilities incurred in the normal course of business; or

		(xviii)	do anything in respect of the Liabilities other than make payments in respect of the Liabilities in the ordinary course of business; or

		(xix)	vary the terms on any lease agreements; or

		(xx)	make any material change to the accounting procedures or principles by reference to which its accounts are drawn up; or

		(xxi)	waive, release, assign, settle or compromise any claim, suit, action or proceeding; or

		(xxii)	enter into any agreement containing any non-competition, “most favoured nations” or exclusivity restrictions; or

		(xxiii)	enter into any agreement containing any exclusivity restrictions.

11.	The Company and FRISK may do anything falling within paragraph 3 of Part 1 of this Schedule 4 if:

	(a)	the Buyer has given prior written consent; or

	(b)	required to effect the Division; or

	(c)	required to effect completion of the IP Asset Transfer Agreement.

12.	The Sellers shall use their best endeavours to maintain the trade and trade connections of the Company and FRISK.

13.	The Sellers shall give to the Buyer as soon as possible full details of any material change in the business, financial position or assets of the Company and/or FRISK.

Part 2.	What the Sellers shall deliver and evidence to the Buyer at Completion

At Completion, the Sellers shall deliver to the Buyer, or cause to be delivered:

1.	a share register executed by the board of directors of the Company, evidencing the transfer of the Shares from the Sellers to the Buyer, free from any Encumbrances;

2.	the executed Escrow Agreement;

3.	the executed IP Asset Transfer Agreement;

4.	the executed Lease Agreement;

5.	the executed Share Subscription Letter;

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6.	the executed Employee IP Letters for each Employee;

7.	the executed Contracts Consents; and

8.	any other ancillary documents required under or in connection with this Agreement.

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SCHEDULE 5 Warranties

1.	Power to sell the company

1.1	Each of the Sellers has the necessary power and authority to enter into and perform this Agreement and the other documents referred to in it.

1.2

This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the Agreement and the documents.

2.	Shares in the company and the assets and liabilities

2.1	The Shares constitute 100% of the issued share capital of the Company and are fully paid, and no other rights to an issuance of unissued Shares are vested in any third party.

2.2	The Company is formed as a result of the Division and has no liabilities other than the Liabilities and pursuant to Article 107 (a) (3) of the Act on Private Limited Companies No. 138/1994.

2.3	No dividends or distributions shall be declared, made or paid by the Company or FRISK in respect of any period prior to the Completion Date.

2.4	The Company has not made any dividend or distribution, whether by cash or otherwise, to its shareholders.

2.5	The particulars of Schedule 2 are true, correct and not misleading.

2.6	As at Completion, the Company shall be a party to the Contracts.

2.7	There are no other assets, liabilities or contracts which are required for the operation of the Business, other than the Assets, Liabilities and Contracts.

2.8	Neither the Division nor a Change of Control of FRISK will result in the termination of, or have any material effect on, any of the Assets, the Liabilities and/or the Contracts.

3.	Information

3.1	All information contained in the Disclosure Documentation is complete, accurate and not misleading.

3.2	There is no information of material importance that the Sellers are aware of which has not been Disclosed.

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3.3	The particulars relating to the Company, FRISK and the Business in this Agreement are true, correct and not misleading.

4.	Compliance with laws

4.1	The Company and FRISK have at all times conducted their business in all material respects in accordance with all applicable laws and regulations.

5.	Licenses and consents

5.1	The Company has all necessary governmental or regulatory or other licenses, consents, permits and authorities necessary to carry on the Business.

5.2	So far as the Sellers are aware, there is no reason why any of those licenses, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

6.	Insurance

6.1	All the insurance policies maintained in respect of the Business are set out in the Due Diligence Documentation.

6.2

As at Completion, the Company has sufficient cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company.

6.3	There are no outstanding claims under, or in respect of the validity of, any of those policies and there are no circumstances likely to give risk to any claim under those policies.

6.4

All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and neither the Division nor the Transaction will terminate, or entitle any insurer to terminate, any such policy.

7.	Power of attorney

7.1	There are no powers of attorney in force given by the Company or by FRISK in respect of the operation of the Business.

7.2	No person, as agent or otherwise, is entitled or authorized to bind or commit the Company or FRISK (in respect of the Business), other than as stipulated in the Company’s articles of association.

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8.	Disputes and investigations

8.1

Neither the Company nor FRISK is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or government body, department, board or agency (except for debt collection in the normal course of business).

8.2	Neither the Company nor FRISK is subject to any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body.

8.3

No proceedings, investigation or inquiry as are mentioned in paragraph 8.1 or paragraph 8.2 of this Schedule 5 have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

9.	The Company’s and FRISK’s Products

9.1

No proceedings have been started, are pending or have been threatened against either the Company or FRISK in which it is claimed that a product by the applicable company is defective, not appropriate for its intended use or has caused material damage to any person or property when applied or used as intended.

9.2

No proceedings have been started and there are no outstanding liabilities or claims pending or threatened against either the Company or FRISK in respect of any services supplied by the applicable company for which such company is or may become liable and no dispute exists between such company and any of their respective customers or clients.

10.	Materially Adverse Changes

10.1	In the prior 12 months ending with the date of this Agreement, the Business has not been materially affected in an adverse manner.

11.	Contracts

11.1	Neither the Company nor FRISK (in respect of the Business) is party to or subject to any agreement or arrangement, including any Contract, which:

	(a)	is of an unusual or exceptional nature; or

	(b)	is not in the ordinary and usual course of business of the Company or FRISK; or

	(c)	may be terminated as a result of any Change of Control of the Company or FRISK; or

	(d)	may be terminated as a result of the Division or the Transaction;

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(e)

so far as the Sellers are aware, restricts the freedom of the Company following Completion to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit; or

	(f)	involves agency or distributorship; or

	(g)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

	(h)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

	(i)	cannot be readily fulfilled or performed by the Company or FRISK on time without undue or unusual expenditure of money and effort; or

	(j)	requires the Company or FRISK to pay any commission, finders’ fee, royalty or the like.

11.2

Each Contract is in full force and effect and binding on the parties to it, and neither the Company nor FRISK have defaulted under or breached a Contract and to the best of each of the Seller’s knowledge:

	(a)	no other party to a Contract has defaulted under or breached such a contract; and

	(b)	no such default or breach by the Company or FRISK or any other party is likely or has been threatened.

11.3

No notice of termination of a Contract has been received or served on either the Company or FRISK or any other party to a Contract and, to the best of the each of the Seller’s knowledge, there are no grounds for termination, rescission, avoidance or repudiation of any such contract.

11.4	The Contracts constitute all of the agreements or arrangements which are of material importance for the Business.

12.	Transactions with the sellers

12.1	The definition in this paragraph applies in this Agreement.

Connected: a person or a party shall be deemed to be connected with any of the Sellers if that person is connected with the any of the Sellers as a person connected with an insider within the meaning of section 16 of Rules no. 987/2006 of the Icelandic Financial Supervisory Authority.

12.2

Other than the loan from the Sellers to FRISK for an amount of around ISK 60-70 million as at the date of this Agreement, and the Lease Agreement, there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between either the Company or FRISK and the Sellers or any person or party Connected with the Sellers.

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12.3

No person or party Connected with the Sellers is entitled to a claim of any nature against the Company or FRISK, or has assigned to any person the benefit of a claim against the Company or FRISK to which the Sellers or any person or party Connected with the Sellers would otherwise be entitled.

13.	Finance and guarantees

13.1

Neither the Company, nor FRISK, has any liabilities other than the Liabilities and for the avoidance of doubt, no guarantee, mortgage, charge, pledge, lien assignment or other security agreement or arrangement has been given by or entered into by the Company, FRISK, or any third party in respect of other obligations of the Company or FRISK.

13.2

The Sellers are not aware of any reason why any debts owing to the Company or FRISK (in respect of the Business) (including account receivables) have either prior to the date of this Agreement been realized or will not, within three months after the date of this Agreement, realize in cash their full amount and none of those debts or any part of them has been outstanding for more than two months from its due date for payment.

13.3	Neither the Company nor FRISK is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

13.4	As at Completion, the Company has sufficient Working Capital consisting of a minimum of ISK 25,000,000 (or the equivalence thereof in other currencies) in cash.

14.	Insolvency

14.1	Neither the Company nor FRISK is insolvent or unable to pay its debts within the meaning of the insolvency legislation applicable and has not stopped paying its debts as they fall due.

15.	Assets

15.1	The Company is the full legal and beneficial owner of and has good marketable title to all of the Assets.

15.2	The Company is at Completion in possession and control of all of the Assets.

15.3

None of the Assets, undertaking or goodwill of the Company is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

15.4	The Assets comprise all the assets necessary for the continuation of the Business.

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15.5	None of the Assets is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any license or functioning arrangement.

16.	Intellectual property

16.1	As at Completion the Company is the sole legal and beneficial owner, and is in full possession and control, of the IP Assets, free from any Encumbrances.

17.	Information technology

17.1	The definitions in this paragraph apply in this Agreement.

IT Contracts: all arrangements and agreements under which any third party provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

IT System: all computer hardware (including network and telecommunications equipment) and material third party non-proprietary software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to FRISK (in respect of the Business) or to the Company.

17.2	As at Completion the Company has all the hardware and software licenses necessary to use the IT System to carry on the Business as conducted at the date of this Agreement.

17.3

Except to the extent provided in the IT Contracts, as at Completion the Company is the owner of and in possession of the IT System free from encumbrances and all other rights exercisable by third parties.

17.4

The IT Contracts are valid and binding and so far as the Sellers are aware, no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

17.5	Neither FRISK nor the Company has received any notice in respect of any claims, disputes or proceedings arising or threatened under any IT Contracts.

17.6

The IT Contracts are freely transferable and none of them are liable to be terminated or otherwise materially affected by the Division or a Change of Control of the Business, and the Sellers have no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

17.7	The elements of the IT System:

(a) are functioning properly and operate substantially as intended;

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	(b)	are not defective in any respect; and

	(c)	have sufficient capacity and performance to meet the current business requirements of the Business;

	(d)	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

	(e)	have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements.

17.8

FRISK, and following the Division the Company have implemented appropriate procedures, including in relation to off-site working where applicable, for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

17.9

FRISK, and following the Division the Company have in place a disaster recovery plan which is fully documented and would enable the Business to continue if there were significant damage to or destruction of some or all of the IT System.

18.	Data protection

So far as the Sellers are aware, each of FRISK and the Company have fully complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.

19.	Employment

19.1	Details of the Employees and the contracts of employment for all of the Employees are set out in the Disclosure Letter.

19.2

There is no notice outstanding that terminates the contract of employment of any Employee of the Company and no dispute outstanding between FRISK or the Company and any of its current or former Employees relating to their employment.

19.3

No offer of a contract of employment has been made by FRISK or the Company to any individual which has not yet been accepted or which has been accepted but where the individual’s employment has not yet started.

19.4

The acquisition of the Shares by the Buyer or compliance with the terms of this Agreement will not, so far as any Sellers are aware, cause any directors or senior Employees to terminate their employment.

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19.5	All contracts of employment with the Employees are terminable on three months’ notice or less without compensation (except compensation payable under the applicable law).

19.6	No Employee has been offered or granted any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Business.

19.7

No liability has been incurred in the 12 months prior to Completion by the Business in connection with any termination of employment of its Employees (including redundancy payments), or for failure to comply with any order for the reinstatement or re-engagement of any Employee. No such liability is outstanding at Completion.

19.8

Except as provided or allowed for in the Accounts, no former director or Employee, or the dependants of any of those people, has been offered or granted a payment by the Business in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

19.9	Insofar as they apply to its Employees, FRISK and the Company have complied in all material respects with any:

(a) legal obligations;

(b) codes of conduct or practice; and

(c) collective agreements, customs and practice.

19.10

Neither FRISK nor the Company is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organization representing Employees and, so far as any Seller is aware, there is nothing likely to give rise to such a dispute or claim.

20.	commtouch shares

Each of the Sellers represents, warrants and covenants that he or she will comply with the warranties set out in the Share Subscription Letter.

21.	Accounts

21.1	The definitions in this paragraph apply in this Agreement.

Accounts: the audited accounts of FRISK for the financial years ending on 31 December 2010 and 31 December 2011 respectively and the annexed directors’ and auditors’ reports.

Taxation: all forms of taxation including, in particular, any charge, tax, duty, levy, impost, withholding or liability wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person in

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any jurisdiction and any penalty, fine, surcharge, interest, charges or costs payable in connection with any such taxation.

21.2	The Accounts have been prepared in accordance with the accounting standards, principles and practices generally accepted in Iceland and in accordance with the law of that jurisdiction.

21.3	The Accounts have been audited by an auditor of good repute qualified in Iceland and the auditor has given an auditor’s certificate without qualification.

21.4	The Accounts:

(a) make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving inventories and for depreciation on non-current assets;

(b) do not overstate the value of current or non-current assets; and

(c) do not understate any liabilities (whether actual or contingent).

21.5	The Accounts show a true and fair view of the commitments and financial position and affairs of FRISK as at 31 December 2010 and 31 December 2011.

21.6

The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of FRISK on 31 December 2010 and 31 December 2011.

21.7

The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

21.8	The Accounts will be filed in accordance with the law of Iceland following approval by the Sellers at the next annual general meeting of FRISK.

21.9	The Accounts have been prepared on a basis consistent with the audited accounts of, as the case may be, FRISK for the two prior accounting periods without any change in accounting policies used.

22.	Financial and other records

22.1	All financial and other records relating to the Business and the Company:

(a) have been properly prepared and maintained;

(b) constitute an accurate record of all matters that ought to appear in them;

(c) do not contain any material inaccuracies or discrepancies; and

(d) are in the possession of the Company at Completion.

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22.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

22.3	All statutory records required to be kept or filed in respect of the Business have been properly kept or filed and comply with all material requirements of any applicable legislation.

22.4	All statutory records and original deeds belonging to the Company shall be in the possession of the Company at Completion.

23.	Changes since 31 december 2011 until immediately prior to the division

Since 31 December 2011:

	(a)	FRISK has conducted its business in the normal course and as a going concern;

	(b)	there has been no material adverse change in the Working Capital, turnover, indebtedness, financial position or prospects of FRISK;

	(c)	FRISK has not issued or agreed to issue any share or loan capital except as a result of the transaction contemplated by this Agreement and agreed between the Parties;

	(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by FRISK;

(e)

FRISK has not borrowed or raised any money or taken any form of financial security, and no capital expenditure has been incurred on any individual item by FRISK outside the normal course of business and FRISK has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by FRISK outside the normal course of business; and

	(f)	no shareholder resolutions of FRISK has been passed other than as routine business at the annual general meeting.

24.	Effect of sale of shares

Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement will:

	(a)	give rise to, or cause to become exercisable, any right of pre-emption over the Shares; or

	(b)	entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the purchase of the Shares by the Buyer; or

	(c)	entitle any person to acquire, or affect the entitlement of any person to acquire, any Shares; or

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(d)

as far as the Sellers are aware of, result in any customer or supplier being entitled to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or

	(e)	so far as any Seller is aware, result in any senior employee leaving the Company; or

	(f)	result in a breach of law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

	(g)	result in the creation, imposition, crystallization or enforcement of any Encumbrance on any Assets or any other assets of the Company.

25.	Taxes

25.1	No Tax will be levied on the Company and/or the Buyer Group in relation to the Division or due to FRISK activities prior to the Division.

25.2	No Tax will be levied on the Company and/or the Buyer Group due to the sale of the Shares or the IP Assets.

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SCHEDULE 6 Particulars of the Earnout

1.	Interpretation

1.1	The definitions in this paragraph 1.1 apply in this Schedule 6.

Earn-out Period: the period from Completion and ending on 31 March 2015.

Excluded Revenues: the revenues for Zero-Hour Virus Outbreak Detection and any revenues that were previously paid as royalties in the contract agreement between FRISK and Commtouch Inc.

Revenues: the combined revenues for sales of antivirus products by the Buyer’s Group (including the Company), including for F-Prot and Command, as calculated in accordance with the revenue recognition rules referred to in paragraph 2 below. For the avoidance of doubt, “Revenues” shall not include any Excluded Revenues.

2.	REVENUE RECOGNITION RULES

2.1	U.S. GAAP accounting guidance EITF 08-1 is the guidance that the Buyer will use in determining the recognition of the Revenues.

2.2

Where the Company provides services to customers following Completion under certain Contracts for which deferred revenues were previously recognized and payments were received by FRISK or the Company prior to Completion, as specified in the Disclosure Letter, such deferred revenue shall not be included in the calculation of Revenue.

3.	Procedure For Making Earn-Out Payments

3.1

Promptly following the completion of the audited financial statements for each of the years ended 31 December 2012, 31 December 2013 and 31 December 2014, and in respect of the first quarter of 2015, the filing of the quarterly results to the SEC, the Buyer shall prepare and deliver to the Sellers a schedule (the “Earn-out Determination Schedule”) setting forth the Revenues and the figure that represents 5% of the Revenues (the “Earn-out Payment”) for such calendar year (collectively the “Earn-out Payments”).

3.2

For the avoidance of doubt, the Earn-out Payment for the year 2012 will be calculated from the Revenues created between Completion and 31 December 2012 while the Earn-out Payments for the years 2013 and 2014 will be calculated on a full calendar year basis, and the Earn-out Payments for 2015 will be calculated only in respect to the first quarter of 2015.

3.3

The Earn-out Determination Schedule shall be conclusive and binding upon the Sellers save in the event of manifest error. Notwithstanding the foregoing, should the Sellers have a reason to believe that the calculation of the Earn-out Payment in the Earn-out Determination Schedule does not correctly represent a figure that is in fact 5% of the Revenues, the Sellers are permitted to have their accountant

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enter the Buyer’s accountancy to certify that the Revenues that the calculation is based on has been correctly stated. Said right shall be available to Sellers for exercise within 45 days following delivery of each Earn-out Determination Schedule, and shall only enable Sellers to certify the Earn-out Determination Schedule covering the then prior year. Should such examination show that the Buyer under-reported Revenues by greater than 3%, the Buyer shall bear the cost of such examination; otherwise, the Sellers shall bear the cost of such examination.

3.4

Should the examination of the Sellers’ accountant lead to a figure greater than the Revenues figure that the Buyer had originally stated and the Buyer is not satisfied with such examination, in the absence of mutual agreement of the issue by the parties, the Buyer and the Sellers shall agree on the appointment of an independent expert and agree on his terms of appointment to resolve the dispute.

3.5

If the Buyer and the Sellers are unable to agree on the appointment of an expert or his terms of appointment within fourteen days of either party serving details of a suggested expert on the other, either party may request the President of the Institute of chartered Accountants of England and Wales to appoint an Expert who is a qualified chartered accountant that has experience in U.S. GAAP accounting and agree on the reasonable terms of appointment with such expert.

3.6	The expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of two months of the matter being referred to the expert.

3.7

The parties are entitled to make written submissions to the expert. The expert’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

3.8

Each party shall bear its own costs in relation to the expert. The expert’s fees and any costs properly incurred by him in arriving at his determination shall be borne as determined by the expert. Should the expert confirm the Buyer’s original calculation (or that the Buyer’s calculation is within a 3% margin of error), the Buyer is not obligated to bear the cost of the examination of the Sellers’ accountant.

3.9

Subject to clause 6.3, the Buyer shall pay each Earn-out Payment to the Sellers Account (or such other account as may be notified by the Sellers’ no less than 10 Business Days prior to such payment) within 10 Business Days following provision of the Earn-out Determination Schedule.

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SCHEDULE 7 – Post-Completion Adjustments

1	Adjustment in respect to the cash balance of the Company at Completion.

1.1

In the event that the cash balance of the Company exceeds ISK 25,000,000 at Completion, the surplus shall be transferred to FRISK. FRISK shall be entitled to cash balance that exceeds ISK 25,000,000 and is below ISK 44,000,000. However, any amount exceeding ISK 44,000,000 shall remain with the Company.

1.2

In the event that the cash balance of the Company is less than ISK 25,000,000 (or the equivalence thereof in other currencies) at Completion, the Buyer is entitled to deduct the difference between (i) ISK 25,000,000 and (ii) the cash balance of the Company at Completion, from the Completion Payment (using the mid-rate of the Central Bank at the date of Completion).

1.3

The Sellers undertake to conduct the Business (including the business of the Company) in the ordinary course of business consistent with past practice and with the view to maintain the business as a going concern and not to do anything, either by act or omission, which will have an adverse effect on the cash balance of the Company at Closing.

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IN WITNESS whereof this Agreement has been executed on the date first above written.

On behalf of COMMTOUCH SOFTWARE LTD.

By: /s/Shlomi Yanai

By:

/s/Friðrik Skúlason

/s/Björg Marta Ólafsdóttir

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